Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Michele Hart Henry; 1-302-463-6167

JanOne Names Tony Giordano, Ph.D., as Chief Scientific Officer

Giordano to lead all development initiatives for JanOne’s clinical candidates, including its recent acquisition of TV1001SR to treat PAD and associated pain

Las Vegas, Nevada, December 3, 2019 – JanOne Inc. (NASDAQ:JAN) a company focused on reducing opioid addiction by finding treatments for conditions accompanied by pain and bringing to market drugs and therapies with nonaddictive pain-relieving properties, announced the hiring of Tony Giordano, Ph.D. to serve as its Chief Scientific Officer.

Dr. Giordano is JanOne’s new Chief Scientific Officer and founding scientist. As Chief Scientific Officer, Dr. Giordano will oversee development of the company’s recently announced PAD treatment, TV1001SR including the phase 2b clinical protocol, manufacturing, and phase 2b clinical trials. In addition to his role with JanOne, he also serves as Senior Director of Special Projects in the Innovations Center at the Cleveland Clinic.

“I’m delighted to announce Dr. Giordano’s appointment as Chief Scientific Officer,” said Eric Bolling, president of JanOne. “His knowledge and his experience in the sciences are invaluable in helping create and advance JanOne’s mission. We look forward to his leadership as we work to develop JanOne’s pipeline of drug treatments to target the cause of pain, or pain itself, and that in the future may replace opioids currently in medicine cabinets across America.”

“Dr. Giordano will play a key role in the identification of future clinical candidates as we develop our pipeline, targeting solutions that can treat an underlying condition and associated pain without the need for opioids, “ said Tony Isaac, JanOne’s Chief Executive Officer.

As an experienced researcher and bioscientist, Dr. Giordano has held senior positions at cutting-edge biotechnology companies. As President of Sulfagenix, Inc., he managed the completion of a Phase 1 clinical study, GRAS affirmation and launch of medical food product. As Chief Executive Officer of Theravasc, Inc., he managed collaborations and development of a new drug formulation, TV1001SR, that JanOne recently licensed, and oversaw and managed the Phase 1 clinical study and two-Phase 2 studies. He also held senior positions at Message Pharmaceuticals, Inc., Nucleonics, Inc., and Alteris, Inc.

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“I am honored to be named JanOne’s Chief Scientific Officer,” said Dr. Giordano. “I am fortunate to have the opportunity to continue my work with TV1001SR and to advance it into Phase 2b for treating PAD with an additional indication for PAD-associated pain. The potential down the road to explore how TV1001SR may provide non-addictive pain relief to patients with various chronic pain conditions will shape our future research.”

Prior to Theravasc, Dr. Giordano had served as an Adjunct Professor of Biology at Case Western University, Special Advisor to the Chancellor at LSU Health Sciences Shreveport and as the Assistant Dean of Research and Business Development at Louisiana State University’s Health & Sciences Center, where he worked with faculty to define the commercial potential of their research and identified and brought in funding through sponsored research agreements. Additionally, Dr. Giordano served as Director of Experimental Therapeutics in the Feist-Weiller Cancer Center, and as Associate Professor in the Departments of Pharmacology and Biochemistry.

He served as advisor to three biotechnology venture capital funds, a consultant to the Biomedical Research Foundation, and was appointed by the Governor of Louisiana to the Innovation Council. Dr. Giordano has more than 20 issued patents and a number of pending patent applications and has published more than 50 research studies. Before beginning his career in biotech, Dr. Giordano was a senior scientist at Abbott Laboratories. Dr. Giordano earned a Ph.D. in Molecular Genetics at Ohio State University.

“I’m looking forward to the potential of building a leading drug discovery and development platform in the non-opioid pain space and pipeline of treatments that may someday positively affect the lives of millions of people across the globe,” Dr. Giordano continued.

About JanOne

JanOne is a unique NASDAQ-listed company offering innovative, actionable solutions that it believes can help create an end to the opioid crisis. JanOne is dedicated to funding resources toward innovation, technology, and education to find a key resolution to the national opioid epidemic, which is one of the deadliest and widespread in the country's history. The company continues to operate its legacy businesses – ARCA Recycling and GeoTraq – under their current brand names. JanOne's subsidiary ARCA Recycling recycles household appliances by providing turnkey recycling and replacement services for utilities and other sponsors of energy efficiency programs. JanOne's subsidiary GeoTraq engages in the development, design and, ultimately, expected sale of Mobile IoT modules. Please visit www.janone.com for additional information.

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